Exhibit 99.1

Acquisition of Benjamin Franklin Bancorp, Inc. November 10, 2008

Strategic Rationale Contiguous expansion into highly attractive markets Greater access to Boston's western suburbs Excellent demographics and higher density Acquiring a healthy, well-run, growing community bank Building franchise value - solid loan and deposit base Ability to penetrate Benjamin Franklin Bancorp.'s customer base with INDB's deeper product set

Benjamin Franklin Bancorp. Profile As of 9/30/08 Assets: $ 981 MM Loans: $ 679 MM Deposits: $ 661 MM Stockholders Equity: $ 107 MM Total Risk-Based Cap: 11.7% YTD Earnings: $3.5 MM NPA's: $8.8 MM

INDB/BFBC Footprint INDB: 61 Branches BFBC: 11 Branches

Significant Deposit Share Improvement in Key Greater Boston Market Source: SNL Financial; Deposit/Market Share data as of June 30, 2008

Benjamin Franklin Bancorp. Footprint - Highly Attractive Markets MA INDB BFBC A 68.176 B 70.9 C 85.7 C Median HH Income ($ Thou.) 2008 Total Population (Thou.) 2008 Source: SNL Financial INDB/BFBC Proforma MA A 3430 B 6518 C (ex Worcester)

Benjamin Franklin Bancorp. - Not A Troubled Institution Consistently profitable Solid organic growth Avoided problem exposures, e.g. no subprime Core deposits now at 62% of total deposits Well-capitalized

Benjamin Franklin Bancorp. - Healthy, Well-run, Growing Bank Q3 '08 vs. Prior Yr vs. Prior Qtr Net Income $1.2 MM ? 14% ? 14% Loans $679 MM ? 14% ? 5% * Deposits $661 MM ? 5% ? 4% * Int. Margin 3.13% ? 20bp ? 13bp Tangible Bk/Sh $9.17 ? 4% ? 1% * * (annualized)

Benjamin Franklin Bancorp. - High Quality Loan Portfolio Q3 '08 Resi Mort. Comm'l Home Eq./Consumer Comm'l Real Estate $679 MM 0.34 0.26 0.06 0.34 $679 MM NPA's: $8.8Mil (1.30%) Net Chargeoffs (YTD): $65 thou.

Smooth Integration Expected Thorough due diligence performed Extensive review of credit and securities portfolios Multi-week effort INDB's operating platform highly leverageable Slades Bank integration completed INDB a careful and prudent acquirer

Summary of Significant Terms Structure: 100% stock Exchange Ratio: Fixed 0.59 INDB shares for each share Aggregate Value: $125 million (1) Approvals: Regulatory, INDB and BFBC shareholders Expected closing: Q2 2009 Transaction multiples: Core Deposit Premium2 10% Price/Book 1.18 x Price/Tangible Book 1.73 x Price/Earnings (LTM) 25.0 x 1 Based on November 7 close of 26.73-Purchase price at closing will vary with the movements in INDB stock price 2 Calculated excluding Certificates of Deposit greater than $100K

Financial Expectations Key Assumptions Cost savings Pretax $9 million (37% of BFBC base) 70% realized in 2009, 100% in 2010 Restructuring and other transaction charges (est): After-tax restructuring charge of $21.6 MM and one time after-tax merger related expenses of $1.9 MM Core deposit intangible: Amortized over 10 years Earnings impact: Based on analyst consensus estimates for 2009 Expectation 1.5 - 2% accretive to E.P.S. in 2009 (ex. one time charges) 16% IRR Accretive to tangible book value per share in 2009

Potential Earnings Drivers Improved efficiency Oper. ratio: BFBC 71% vs. INDB 63% Lower funding costs IB Liab. rate: BFBC 2.89% vs. INDB 2.28% Cross-selling INDB's unique products, esp. wealth mgmt. Leveraging of strong combined capital base

APPENDIX

Balance Sheet Highlights

Loan Mix C&I Commercial RE Residential RE Consumer * Small business loans are included in Commercial and Industrial

Funding Mix Demand Deposits Savings & Int Checking Time Deposits Borrowings

Statements contained in this presentation that are not historical facts are "forward-looking statements" that are subject to risks and uncertainties which could cause actual results to differ materially from those currently anticipated due to a number of factors, which include, but are not limited to, factors discussed in documents filed by the Company with the Securities and Exchange Commission from time to time. NASDAQ Ticker: INDB www.rocklandtrust.com Denis Sheahan - CFO Shareholder Relations: Jennifer Kingston (781) 878-6100